Exhibit 5.3

[Letterhead of Sullivan & Cromwell LLP]

April 20, 2016

Ministère des Finances,

        12 rue Saint-Louis,

                Québec, Québec,

                        Canada G1R 5L3.

Dear Sirs:

As special United States tax counsel to Québec in connection with the sale by Québec of its U.S.$2,000,000,000 2.50% Global Notes Series QP due April 20, 2026 (the “Notes”), we hereby confirm to you our advice as set forth under the heading “Tax Matters — United States Taxation” in the Prospectus Supplement dated April 12, 2016 to the Prospectus dated January 29, 2015, relating to the Notes, subject to the limitations noted therein, and we consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

Ministère des Finances	2

By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP